Exhibits 99.1

ACHILLION REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

NEW HAVEN, CT, May 9, 2007 — Achillion Pharmaceuticals, Inc., (NASDAQ: ACHN) a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the quarter ended March 31, 2007.

For the first quarter of 2007, the Company reported a net loss of $7.7 million, compared to a net loss of $5.3 million in the first quarter of 2006. Cash and cash equivalents and marketable securities at March 31, 2007 were $54.9 million.

“This quarter, we presented key data at the European Association for the Study of the Liver meeting validating the antiviral activity of the NS4A antagonism mechanism in HCV-infected patients,” said Michael Kishbauch, President and Chief Executive Officer of Achillion. “Although we and Gilead elected to discontinue development of our first NS4A antagonist due to an undesirable impact on kidney function, its impressive antiviral activity validates NS4A as a new way of targeting HCV. Achillion is continuing its efforts with Gilead to assess the properties of additional compounds with this same promising mechanism of action, and plans to nominate one of a narrow set of potential candidates in the near term.”

Kishbauch continued, “Achillion also marked this quarter with the continued clinical progress of elvucitabine, by completing enrollment of a Phase 2 combination trial with the drug candidate in treatment-naïve HIV patients. We expect to announce top-line results from this trial on elvucitabine’s safety, antiviral efficacy and pharmacokinetics in the next few months. We also continue to enroll patients in another Phase 2 trial in treatment-experienced patients, and hope to report data from that trial later this year. We plan on presenting the full results from both of these Phase 2 trials at a future medical meeting.”

First Quarter 2007 Results

The Company reported a net loss attributable to common stockholders of $7.7 million for the three months ended March 31, 2007, compared to a net loss attributable to common stockholders of $6.4 million for the three months ended March 31, 2006. Total revenues were $1.6 million for the first quarter of 2007, compared to $2.2 million in revenue for the first quarter of 2006.

Research and development expenses were $8.4 million in the first quarter of 2007, compared to $6.2 million for the same period of 2006. Research and development expenses were primarily related to our Phase 2 clinical trials of elvucitabine, a Phase 1b/2 clinical trial of our first NS4A antagonist for HCV, late-stage discovery efforts in collaboration with Gilead to pursue next-generation candidates for potential development in HCV, and continued preclinical advancement of ACH-702, our antibacterial candidate.

For the three months ended March 31, 2007, general and administrative expenses totaled $1.5 million, compared to $1.2 million for the same period in 2006.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – HIV, hepatitis and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000. ACHN-G

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to Achillion’s ability to discover and develop drug candidates and the nomination of a new NS4A antagonist candidate. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials; Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities and Achillion’s dependence on its collaboration with Gilead Sciences. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Contact:

Mary Kay Fenton

Achillion Pharmaceuticals, Inc.

Tel. (203) 624-7000

mfenton@achillion.com

Media:

Kari Watson

MacDougall Biomedical Communications, Inc.

Tel. (508) 647-0209

- Financial results follow -

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenue	$1,550	$2,151

Operating expenses:
Research and development	8,367	6,187
General and administrative	1,548	1,219

Total operating expenses	9,915	7,406

Loss from operations	(8,365)	(5,255)

Other income (expense):
Interest income	759	72
Interest expense	(265)	(189)
Tax benefit	201	25

Total other income (expense)—net	695	(92)

Net loss	(7,670)	(5,347)
Preferred stock dividends and accretion	—	(1,028)

Net loss attributable to common stockholders	$(7,670)	$(6,375)

Net loss attributable to common stockholders per share - basic and diluted	$(0.49)	$(12.52)

Weighted average shares outstanding - basic and diluted	15,540	509

Balance Sheets
(Unaudited, in thousands)
	March 31, 2007	March 31, 2006
Cash and cash equivalents and marketable securities	$54,942	$62,566
Working capital	44,324	53,190
Total assets	59,447	67,146
Long-term liabilities	6,200	8,102
Total liabilities	19,139	19,776
Total stockholders’ (deficit) equity	40,308	47,370